Exhibit 12.1 -        COMPUTATION OF RATIO OF DEBT TO ADJUSTED EBITDA
                                CONTINENTAL RESOURCES, INC.
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                                                    YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------
                                     1994           1995           1996        1997         1998
                                     _____          _____         _____       _____       _____
NET INCOME                           2,875          3,869         13,325      26,197      (17,980)

INCOME TAXES                         1,596          2,252          8,238      (8,941)         0

INTEREST EXPENSE                       670          2,396          4,550       4,804       12,248

DD&A                                 6,068          9,614         22,876      33,354       38,716

EXPLORATION EXPENSE                  6,338          6,184          4,513       6,807        7,106

LITIGATION SETTLEMENT                    0              0              0      (7,500)           0
                                    -------         -------       -------     -------      -------

ADJUSTED EBITDA (1)<F1>             17,547         24,315         53,502      54,721       40,090

TOTAL DEBT                           6,272         44,265         54,759      79,632      167,639

TOTAL DEBT TO ADJUSTED EBITDA          0.4            1.8            1.0         1.5          4.2

<F1>
(1) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The Company's computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.
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